UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

MOVADO GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 19, 2008
We will hold the 2008 Annual Meeting of Shareholders of Movado Group, Inc. on Thursday, June 19, 2008 at 10:00 a.m., at the Company’s New York office and showrooms located at 25 West 39th Street, 15th Floor, New York, NY 10018 for the following purposes:
1.	To elect nine directors to serve until the next Annual Meeting and until their successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending January 31, 2009.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 21, 2008 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.
This year, new Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders via the Internet. We are pleased to take advantage of these new rules and believe that this new e-proxy process will expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.
Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2008 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: May 5, 2008	By order of the Board of Directors

Timothy F. Michno
Secretary and General Counsel
YOUR VOTE IS IMPORTANT
     Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting. Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.
     Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive shareholder materials electronically will remain in effect until canceled.

MOVADO GROUP, INC.
PROXY STATEMENT
Annual Meeting of Shareholders of Movado Group, Inc. to be held Thursday, June 19, 2008
Some Questions You May Have Regarding This Proxy Statement
What is the purpose of these materials?
          The Board of Directors of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2008 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, June 19, 2008 at 10:00 a.m. at the Company’s New York office and showrooms located at 25 West 39th Street, 15th Floor, New York, NY 10018. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2008 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 7, 2008.
What proposals will be voted on at the Annual Meeting?
          The two matters scheduled to be voted on at the Annual Meeting are:
1.	The election of nine directors to serve on the Board; and

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending January 31, 2009.
          In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.
Who can vote at the Annual Meeting?
          Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock on April 21, 2008, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.
Who is asking me for my vote?
          The Company is soliciting your proxy on behalf of the Board and has retained Broadridge Investor Communications Solutions, Inc., professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including Broadridge’s fee, which we expect to be approximately $13,500.
What are my voting rights?
          Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. On April 21, 2008, there were 18,505,747 shares of Common Stock outstanding and 6,634,319 shares of Class A Common Stock outstanding. A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.
How does the Board recommend that I vote?
          The Board recommends that you vote:
1.	FOR the election of each of the director nominees; and

2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for the current fiscal year.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full printed set?
          As outlined in the new rules adopted by the Securities and Exchange Commission, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Where can I view the proxy materials on the Internet?
          The Notice provides you with instructions on how to:
•	view proxy materials for the Annual Meeting via the Internet; and

•	instruct the Company to send future proxy materials to you by email.
You can view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investor Center and then Annual Report & Proxy Materials.
How do I vote?
          If you are a shareholder on the record date, you may vote by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online, by phone or mail in a proxy card, you may still attend the Annual Meeting and vote in person but in that case, only your in-person votes will count. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on April 21, 2008.
Can I change my vote after I have delivered my proxy?
          Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:
•	providing another proxy, using any of the available methods for voting, with a later date;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	voting in person at the Annual Meeting.
What is a quorum?
          For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Common Stock and Class A Common Stock owned by shareholders on the record date who are present in person or represented by proxy at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.
What is broker “discretionary” voting?
          Under the rules of the New York Stock Exchange (“NYSE”), if you hold your shares through a broker, your broker is permitted to vote your shares on the election of directors and the ratification of our independent registered public accounting firm in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

How are matters presented at the Annual Meeting approved?
          Directors are elected by a plurality of the votes cast at the Annual Meeting. The approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2009 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be counted as votes cast in accordance with New York law. For this reason, abstentions will have no effect on the election of directors or the ratification of the selection of the Company’s independent public accounting firm for fiscal 2009.
May I vote confidentially?
          Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.
Who will count the votes?
          A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.
What if additional matters are presented to the Annual Meeting?
          We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to each of Timothy F. Michno, our General Counsel and corporate Secretary, and to Tasha Cooper Coleman, our Assistant General Counsel, to vote on such matters at his or her discretion.
Where can I find the voting results from the Annual Meeting?
          We will announce preliminary voting results at the Annual Meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.
How can I obtain information about the Company?
          A copy of our fiscal 2008 Annual Report is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy of our Annual Report on Form 10-K by visiting our website or by sending a request in writing to Suzanne Rosenberg, Vice President of Corporate Communications at the Company’s address set forth in the Notice.
When are shareholder proposals due for consideration at next year’s annual meeting?
          Under the SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2009 Annual Meeting, they must be submitted in writing to our corporate Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556 on or before January 7, 2009. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2009 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2009 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2009 Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table shows the number of shares of the Company’s Class A Common Stock and the Common Stock beneficially owned as of April 21, 2008 (except as otherwise noted in footnotes 3 and 9) by (i) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

			Percent of Outstanding
			Shares of Capital Stock
	Shares of
	Class A	Shares of
	Common	Common			Percent of
	Stock	Stock	Class A		Total
	Beneficially	Beneficially	Common	Common	Voting
Name of Beneficial Owner	Owned (1)	Owned (1)	Stock (1)	Stock (1)	Power (1)

Margaret Hayes Adame (2)	—	21,250	—	*	*
The Bank of New York Mellon Corporation (3)	—	1,136,459	—	6.1%	1.3%
Richard J. Coté (4)	—	1,242,380	—	6.7%	1.5%
Alexander Grinberg (5)	3,990,806	3,134	60.2%	*	47.0%
Efraim Grinberg (6)	5,333,874	1,012,789	80.4%	5.5%	64.1%
Gedalio Grinberg (7)	437,670	21,450	6.6%	*	5.2%
Alan H. Howard (2)	—	19,374	—	*	*
Richard Isserman (2)	—	4,750	—	*	*
Eugene J. Karpovich (8)	—	41,640	—	*	*
Keeley Asset Management Corp. (9)	—	1,420,000	—	7.7%	1.7%
Nathan Leventhal (2)	—	5,500	—	*	*
Timothy F. Michno	—	842	—	*	*
Donald Oresman (2)	3,920	17,500	*	*	*
Miriam Phalen (10)	3,995,330	—	60.2%	—	47.1%
Leonard L. Silverstein (2)(11)	—	110,146	—	*	*
All executive officers and directors as a group (15 persons) (12)	6,450,320	2,500,755	97.2%	13.5%	79.0%

*	Denotes less than one percent

The address for Messrs. Coté, A. Grinberg, E. Grinberg, G. Grinberg, Howard, Isserman, Karpovich, Leventhal, Michno, Oresman and Silverstein and Ms. Hayes Adame and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

(1)	Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2)	The total number of shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein includes 16,000 shares, and the number reported as beneficially owned by Mr. Leventhal and by Mr. Isserman represents 4,000 shares, which each has the right to acquire by the exercise of options under the Company’s 1996 Stock Incentive Plan.

(3)	On February 14, 2008, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (“Exchange Act”) The Bank of New York Mellon Corporation reported beneficial ownership as of December 31, 2007 of 1,136,459 shares of Common Stock. It reported having sole dispositive power as to 1,126,959 shares, sole voting power as to 1,108,167 shares, shared voting power as to 11,200 shares and shared dispositive power as to 9,500 shares. The report stated that all such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, NY 10286.

(4)	The total number of shares of Common Stock reported as beneficially owned by Mr. Coté includes 816,932 shares which he has the right to acquire by the exercise of options under the Company’s 1996 Stock Incentive Plan and 2,200 shares held by a trust for the benefit of his children as to which shares Mr. Coté has shared dispositive power with his spouse who is the trustee with sole voting power.

(5)	The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,655,640 shares owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Mr. A. Grinberg is a limited partner, and 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman. Mr. A. Grinberg has shared voting power with GPLP, Grinberg Group Partners, a Delaware general partnership (“GGP”) which is the general partner of GPLP, Mr. E. Grinberg and Ms. Phalen over the 3,655,640 shares owned by GPLP and shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts.

(6)	The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg includes an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself. Mr. E. Grinberg is the sole trustee of those trusts and, as such, has sole investment and voting power with respect to the shares held by such trusts. In addition, included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself, and 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew, of which trusts Mr. E. Grinberg is co-trustee with Mr. Andrew Regan and, as co-trustee, has shared investment and voting power with Mr. Regan with respect to the shares of Class A Common Stock held by such trusts. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,655,640 shares owned by GPLP. As the managing partner of GGP, Mr. E. Grinberg shares voting and dispositive power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GGP and GPLP. Mr. E. Grinberg shares voting power with respect to such shares with Ms. Phalen and with Mr. A. Grinberg. The total number of shares of Common Stock owned by Mr. E. Grinberg includes 823,069 shares of Common Stock which he has the right to acquire by the exercise of options under the Company’s 1996 Incentive Stock Plan. Mr. E. Grinberg disclaims beneficial ownership as to the 954,218 shares of Class A Common Stock held by the trusts for the benefit of his siblings and the 855 shares of Class A Common Stock held by the trust for the benefit of his nephew.

(7)	The total number of shares of Class A Common stock beneficially owned by Mr. G. Grinberg includes 38,000 shares owned by CAP I Partners L.P., a limited partnership of which CAP I Partners LLC is the general partner. Mr. G. Grinberg, as the managing member of CAP I Partners LLC, has the sole power to vote and dispose of the shares owned by CAP I Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. G. Grinberg includes 10,000 shares of Common Stock held by a charitable remainder trust for which Mr. G. Grinberg is a co-trustee together with Mr. Andrew Weiss. Mr. G. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock owned by CAP I Partners L.P. except to the extent of his pecuniary interest therein.

(8)	The total number of shares of Common Stock reported as beneficially owned by Mr. Karpovich includes 27,225 shares which he has the right to acquire by the exercise of options under the Company’s 1996 Stock Incentive Plan.

(9)	On February 14, 2008, in a joint filing on Schedule 13G under the Exchange Act, Keeley Asset Management Corp. (“Keeley”) and Keeley Funds, Inc. reported beneficial ownership by Keeley as of December 31, 2007 of 1,420,000 shares of Common Stock as to which it has sole voting and dispositive power. The reporting persons also reported that all of the shares of Common Stock beneficially owned by Keeley were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of Keeley and Keeley Funds, Inc. is 401 South LaSalle Street, Chicago, IL 60605.

(10)	The total number of shares of Class A Common Stock beneficially owned by Ms. Phalen includes 3,655,640 shares owned by GPLP of which Ms. Phalen is a limited partner, and 84,784 shares owned by trusts for the benefit of Ms. Phalen’s children, of which trusts Ms. Phalen is the sole trustee. Ms. Phalen has shared voting power with GPLP, GGP, Mr. E. Grinberg and Mr. A. Grinberg over the 3,665,640 shares owned by GPLP and sole voting and investment power over the 84,784 shares owned by the trusts.

(11)	The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes 4,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power, and 88,646 shares held by a trust of which Mr. Silverstein is trustee and as to which shares he has sole investment and voting power. Mr. Silverstein disclaims beneficial ownership of the shares of Common Stock held by the Leonard and Elaine Silverstein Family Foundation.

(12)	Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.
PROPOSAL 1 — ELECTION OF DIRECTORS
          Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Under the Company’s by-laws, the Board of Directors can change the number of directors comprising the entire Board so long as the number is not less than three. The Board currently consists of nine directors. All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company’s by-laws. Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions will not be counted for purposes of the election of directors. The Board recommends that shareholders vote FOR the election of the nominees listed below.

		Director
Name	Age	Since	Position
Margaret Hayes Adame	68	1993	Director
Richard J. Coté	53	2000	Executive Vice President and Chief Operating Officer; Director
Efraim Grinberg	50	1988	President and Chief Executive Officer; Director
Gedalio Grinberg	76	1967	Chairman of the Board of Directors
Alan H. Howard	48	1997	Director
Richard Isserman	73	2005	Director
Nathan Leventhal	65	2003	Director
Donald Oresman	82	1981	Director
Leonard L. Silverstein	86	1975	Director
          There are no family relationships between any of the Company’s directors, except for Efraim Grinberg who is the son of Gedalio Grinberg. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.
          Ms. Hayes Adame is the President of Fashion Group International, Inc., a non-profit organization working with the fashion industry, which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a Senior Vice President and general merchandise manager at Saks Fifth Avenue, a major retailer. She is also a member of the board of directors of International Flavors & Fragrances, Inc.
          Mr. Coté joined the Company in January 2000 as Executive Vice President — Finance and Administration. In May 2001, Mr. Coté was promoted to Executive Vice President — Chief Operating Officer. Prior to joining the Company, Mr. Coté worked for Colgate-Palmolive, a consumer goods company, where, from 1998 to 2000, he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations.
          Mr. E. Grinberg joined the Company in June 1980 and served as the Company’s Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. E. Grinberg served as the Company’s President and Chief Operating Officer and since October 1995 served as the Company’s President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer. Mr. E. Grinberg also serves on the board of directors of Lincoln Center for the Performing Arts, Inc., the American Watch Association and the Jeweler’s Fund for Children.
          Mr. G. Grinberg founded the Company’s predecessor in 1961 and the Company in 1967. He has been the Chairman of the Board of Directors since then. Mr. G. Grinberg served as the Company’s Chief Executive Officer until May 2001.
          Mr. Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008. Previously, from July 2006 until July 2007, he was a Managing Director of Greenbriar Equity Group, LLC, a private equity firm which focuses on transportation and transportation related investments. Prior to July 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC, an international provider of financial services. He had been with CSFB and its predecessor companies since 1986.
          Mr. Isserman was appointed to the Board in June 2005. In his nearly 40 year career with KPMG LLP, Mr. Isserman served as Audit Partner in KPMG’s New York office for 26 years. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. A licensed New York state CPA, Mr. Isserman also serves as the chairman of the corporate compliance committee and a member of the audit committee for Federation Employment and Guidance Services, a social service agency in New York City.
          Mr. Leventhal served as Chief of Staff to Mayor John Lindsay, Deputy Mayor to Mayor Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He currently chairs Mayor

Bloomberg’s Committee on Appointments and is a Commissioner on the New York City Planning Commission. In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus and Chairman of the Avery Fisher Artist Program. He currently serves on the boards of a number of equity and fixed income mutual funds managed by the Dreyfus Corporation, an investment advisor. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner.
          Mr. Oresman was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994. Prior to December 1983, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett, where he is now Of Counsel.
          Mr. Silverstein has been engaged in the practice of law at Buchanan Ingersoll & Rooney (formerly Silverstein and Mullens), in Washington, D.C., for over 40 years. Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc., and a director of Chevy Chase FSB. He is an officer of the French Legion of Honor, a former Vice Chairman and currently an active honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, formerly President and currently a director of the National Symphony Orchestra Association, Treasurer of the Madison Council of the Library of Congress and President, French-American Cultural Foundation.
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
          Board Meetings and Committees
          In fiscal 2008, the Board of Directors held seven meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.
          The Board of Directors has three committees:
•	Audit

•	Compensation

•	Nominating/Corporate Governance.
          The members of the committees and their chairs are appointed by the Board annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investor Center”, “Corporate Governance”, “Committee Composition” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder. The current committee membership is as follows:

Audit	Compensation	Nominating/Corporate Governance
Committee	Committee	Committee
Richard Isserman *	Alan H. Howard *	Nathan Leventhal *
Alan H. Howard	Margaret Hayes Adame	Margaret Hayes Adame
Donald Oresman	Donald Oresman	Leonard L. Silverstein
Leonard L. Silverstein

*	Committee Chair
          Audit Committee
          The Board of Directors believes that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2008.
          The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review with management and the Company’s independent auditors, the Company’s annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the

Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.
          Compensation Committee
          The Compensation Committee held six meetings in fiscal 2008. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.
          For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.
          Compensation Committee Interlocks and Insider Participation
          The Company’s Compensation Committee was at all times during fiscal year 2008 comprised entirely of independent directors who at no time were executive officers or employees of the Company. Mr. Silverstein, a member of the committee, is a partner at the law firm of Buchanan Ingersoll & Rooney, P.C. That firm rendered legal services to the Company during fiscal 2008 for which it was paid $31,455. The Board of Directors determined that such relationship was immaterial. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.
          Nominating/ Corporate Governance Committee
          The Nominating/Corporate Governance Committee held two meetings in fiscal 2008. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board and each of its committees.
          Identifying and Evaluating Candidates for the Board
          In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate’s credentials. In addition, the Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.
          Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee. To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:
•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;

•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•	Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.
          Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above on page 3 under “When are shareholder proposals due for consideration at next year’s annual meeting?”. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.
          Corporate Governance Guidelines
          The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investor Center” and then “Corporate Governance”. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print upon the written request of any shareholder.
          Director Independence
          The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director’s independence:
•	A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company’s consolidated gross revenues; or

•	A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.
          The Board of Directors has determined that all of the members of the Board of Directors, with the exception of those three members who are employees of the Company (namely Messrs. E. Grinberg, G. Grinberg and R. Coté), representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.
          In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

          Executive Sessions of Non-Management Directors
          The non-management directors hold regular executive sessions without management at least once each quarter. The chairman of the Nominating/Corporate Governance Committee is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.
          Communications with the Board of Directors
          Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.
          Director Attendance at Annual Meeting
          The Company encourages all of the directors to attend each annual meeting of shareholders. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All members of the Board of Directors, except for Mr. G. Grinberg, attended the 2007 Annual Meeting of Shareholders.
EXECUTIVE OFFICERS
     For detailed information concerning Richard Coté, Gedalio Grinberg and Efraim Grinberg, see the listing for each under the heading “Election of Directors” above. The names of the other executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five years.

Name	Age	Position
John C. Burns	46	Vice President and Treasurer
Sallie A. DeMarsilis	43	Chief Financial Officer; Principal Accounting Officer
Eugene J. Karpovich	61	Senior Vice President
Timothy F. Michno	51	Secretary and General Counsel
          Mr. Burns joined the Company as Vice President and Treasurer in November 2007. He served as Assistant Treasurer at D&B Corporation, a publicly traded business information company, from 2005 to 2007. Prior to that, Mr. Burns held several senior treasury positions with Formica Corporation, a company engaged in the design and manufacture of surfacing materials, from 1998 through 2004, including Vice President and Treasurer. Before joining Formica Corporation, Mr. Burns worked for twelve years at Leucadia National Corporation, a publicly listed investment holding company, after working for several years in banking at Manufacturer’s Hanover Trust (now JP Morgan Chase).
          Ms. DeMarsilis who was appointed Chief Financial Officer and Principal Accounting Officer effective March 31, 2008, joined the Company in January 2008 as a Senior Vice President of Finance. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a publicly traded global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with AnnTaylor Stores Corporation from November 1994 through December 2004, including Controller and Senior Vice President of Finance. AnnTaylor Stores Corporation is a publicly traded specialty retailer in the United States of women’s apparel, shoes and accessories. Ms. DeMarsilis is a certified public accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining AnnTaylor Stores Corporation.

          Mr. Karpovich began with the Company in 1998 as Chief Financial Officer for the Movado brand. From 2000 to 2001, he was Vice President, Financial Planning for the Company. He was promoted to Senior Vice President and Chief Financial Officer in October 2001 and, in February 2007, assumed the additional position of Principal Accounting Officer. Effective March 31, 2008, Mr. Karpovich resigned from his position as Chief Financial Officer and Principal Accounting Officer to focus on various corporate worldwide initiatives. Before joining the Company, Mr. Karpovich had been the Chief Financial Officer of the watch company Wittnauer International, Inc., a subsidiary of Westinghouse Electric Corporation, Inc., where he was employed for 23 years.
          Mr. Michno joined the Company in April 1992 and since then has served as its Secretary and General Counsel. He has been engaged in the practice of law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke. From 1988 to 1991, he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Role of the Compensation Committee
          The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals relative to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 1996 Stock Incentive Plan which, as amended and restated, was approved by the shareholders in 2004. Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer during fiscal 2008, as well as the other individuals included in the Summary Compensation Table on page 19, are referred to as the “named executive officers”.
Compensation Objectives
          The fundamental purpose served by every compensation decision made by the Company and approved by the Committee is to attract, retain, motivate and appropriately reward a group of highly qualified individuals who are expected to contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. This is the underlying rationale for all of the Company’s compensation arrangements and is evident in its compensation programs that were in effect during fiscal year 2008. The three most significant elements of compensation used by the Company in fashioning specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long term equity participation. Of these, the variable elements — incentive cash bonuses and equity compensation - are performance-based and, as such, most closely link executives’ interests with those of the Company’s shareholders by rewarding performance meeting or exceeding the established goals. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific annual and long-term strategic goals set by the Company and therefore a significant portion of the total compensation that may be earned by the named executive officers is determined by these variable elements.
Setting Executive Compensation
          With the foregoing objectives in mind, the Company targets overall compensation levels for the named executive officers and senior management between the median and the 75th percentile for similar positions. Exceptions to this may occur as dictated by Company performance, the experience level and performance of the individual and market factors. For example, for certain positions that are particularly important for the Company’s ability to achieve its strategic goals and for which the competition for experienced, highly successful executives is especially acute, the Committee targets compensation as high as the 75th percentile.
          To assist it in assessing the competitiveness of the Company’s executive compensation programs, the Committee periodically engages the services of independent executive compensation and benefits consulting firms. In connection with its review of compensation for fiscal 2007, the Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to evaluate the Company’s compensation programs for the named executive officers and to analyze the Company’s long-term equity incentive plans generally. FW Cook did not receive professional fees from the Company in fiscal 2007 other than in connection with advising the Committee on executive compensation matters.
          As part of its analysis, FW Cook compared base salary levels, annual cash bonuses and long-term incentive awards paid by the Company to the named executive officers in fiscal 2005 and 2006 to data available from the following peer group of publicly-traded consumer products companies which are similar in size to the Company in terms of revenue, total employees and market capitalization:

° Finlay Enterprises, Inc.	° Kenneth Cole Productions, Inc.	° Steven Madden, Ltd.
° Fossil, Inc.	° K-Swiss, Inc.	° Tandy Brands Accessories, Inc.
° Guess?, Inc.	° Oakley, Inc.
° Hartmarx Corp.	° Perry Ellis International, Inc.
          The Committee periodically reviews and updates the relevant peer group of companies against which it believes the Company competes for talent. The Committee also recognizes that the Company competes with these and many other, larger companies for top executive-level talent.
          Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to variable incentive compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews all information made available from FW Cook and the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation. In approving compensation for the CEO and the other named executive officers for fiscal 2008, the Committee considered the results of the FW Cook analysis from the prior year, projected increases in United States executive base salary levels based on published data obtained from Hewitt Associates, the Institute of Management and Administration and data provided by and the recommendations of the Company’s Senior Vice President of Human Resources.
          The Committee makes all compensation decisions in respect of the compensation awarded to the CEO. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO and the Chief Operating Officer (“COO”), including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also reviews total compensation earned by and awarded to the named executive officers for the prior three years.
Fiscal 2008 Executive Compensation Components
          For the fiscal year ended January 31, 2008, the principal components of compensation for the named executive officers were:
•	base salary;

•	performance-based annual cash compensation;

•	long-term equity incentive compensation;

•	retirement and other post-employment benefits; and

•	perquisites and other personal benefits.
          Base Salary
          The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training, experience and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:
•	market data with respect to average merit and cost of living increases for similar positions;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

          For fiscal 2008, the Committee approved a recommendation by management not to increase the base salaries of the CEO, COO or the Chairman and to increase by 4.0% and 9.1%, respectively, the base salary levels for Mr. Michno and Mr. Karpovich. The larger than average percentage increase in Mr. Karpovich’s base salary for fiscal 2008 was approved by the Committee to bring it more closely into line with base salary levels paid to chief financial officers by the peer group of companies with which the Company competes for executive talent.
          Performance-Based Annual Cash Compensation
          The Company has two plans under which it provides its named executive officers, other executives and key management level employees annual performance-based opportunities for cash bonuses: the Movado Group, Inc. Executive Performance Plan (the “EPP”) in which only the named executive officers participate (with the exception of the Chairman, who does not participate in any cash incentive plan), and the Annual Incentive Compensation Plan, in which the remaining bonus-eligible employees (except the named executive officers) participate. Both plans are designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.
          Under the EPP and consistent with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), within 90 days after the beginning of each fiscal year the Committee establishes target and maximum cash incentive levels for the named executive officers that are expressed as a percentage of their respective base salaries. At the same time it sets cash incentive targets, the Committee also establishes an earnings per share objective that must be met before any cash incentive payments can be made under the EPP to any of the named executive officers.
          For fiscal 2008, the Committee set the target cash incentive payments for each of the CEO and COO at 75% of their respective base salaries and set the target payments for Mr. Karpovich and for Mr. Michno at 50% and 30% of their respective base salaries. In addition, the Committee established the maximum cash incentives payable under the EPP to any of the named executive officers at 150% of their target cash incentive amounts. The EPP provides that total cash incentives payable thereunder to all the named executive officers in any year may not exceed $5 million. Please see the “Grants of Plan-Based Awards” table for the target and maximum cash incentive awards payable to each of the named executive officers in respect of fiscal 2008.
          No cash incentives are paid to any of the named executive officers under the EPP unless the threshold earnings per share objective for the year, as determined by the Committee in or before each April, is achieved. For fiscal 2008, the earnings per share goal under the EPP was set at $1.20. If the Company achieves the earnings per share goal set by the Committee under the EPP, the Committee then assesses the Company’s overall financial performance and the named executive officers’ individual performance in exercising its discretion to determine the cash incentive actually paid to any of them under the EPP, which may not, in any event, exceed the maximum set at the beginning of the year.
          To assess corporate performance for the fiscal year, the Committee considers the extent to which the Company met the criteria for funding the bonus pool under the Annual Incentive Compensation Plan and the other criteria for measuring corporate performance that are established as financial targets under the Annual Incentive Compensation Plan as part of the annual budgeting process and approved by the Committee at the beginning of each fiscal year.
          In fiscal 2008, the Annual Incentive Compensation Plan provided for 100% funding of the bonus pool if the Company achieved earnings per share (“EPS”) of $1.75 and return on capital employed (“ROCE”) of 13.0% for the year, adjusting as the Committee deems appropriate for unusual and non-recurring items. The calculation for ROCE is operating margin times asset turnover, where operating margin is operating income ÷ sales, and asset turnover is sales ÷ capital employed. As in the prior year, these two funding criteria were weighted 75% for EPS and 25% for ROCE and were aligned with the Company’s financial objectives for the fiscal year. If the EPS goal and the ROCE goal are both met, the bonus pool is 100% funded. If either goal is exceeded, bonus pool funding based on that exceeded goal is increased up to a maximum of 150% of target funding, as illustrated in the following table.

Goal
Achieved (%)	Pool Funding (%)
125	150
110	120
105	110
100	100
If either of these two funding goals is not met, the Annual Incentive Compensation Plan provides that any funding of the bonus pool based on that goal is within the discretion of the Committee.
          If the bonus pool is funded, the Committee considers the extent to which the other financial criteria under the Annual Incentive Compensation Plan have been met in determining the cash incentive amount, if any, to pay to each named executive officer under the EPP. The Committee has the discretion to decrease or eliminate, but not to increase, the maximum cash incentive payable to each named executive officer under the EPP. In fiscal 2008, the Committee approved the following corporate performance criteria under the Annual Incentive Compensation Plan:
•	Net Sales;

•	Operating Expenses;

•	Gross Margin (%);

•	Net Income;

•	Operating Cash Flow; and

•	Inventory and accounts receivable.
          The Committee approved these measures and the level at which each was set to ensure an appropriate focus on growth and profitability consistent with the Company’s strategic plan. Each measure was set at a level requiring the successful execution of a number of initiatives to increase efficiency, reduce costs and continue to grow sales in the Company’s brands and business units. The relationship to prior year actual results varied by individual financial target. All targets, except for operating cash flow, were set at levels representing improvements from prior year results. The degree of improvement ranged from a 20 basis point improvement in gross margin percentage to a 17.1% improvement in net income. The operating cash flow target was set at $48.7 million which was equal to the net income target and a performance the Company and the Committee believed reflected the efficient management of the Company’s working capital.
          In fiscal 2008 the Company exceeded the earnings per share objective under the EPP but did not achieve the EPS and ROCE goals for full bonus pool funding under the Annual Incentive Compensation Plan. Therefore, funding of the bonus pool was discretionary on the part of the Committee. In determining whether to fund the bonus pool, and if so to what extent, the Committee considered management’s recommendation to partially fund the pool at a 60% level. The Committee considered specifically that, at that level of funding :
•	the Company achieved over 95% of its net sales objective,

•	operating expenses were within target;

•	the Company exceeded its target for gross margin;

•	the Company achieved over 96% of its net income target;

•	operating cash flow target was exceeded; and

•	the level of inventory and accounts receivable was better than targeted.
The Committee also took into account the fact that results for the year were adversely affected principally because of U.S. economic conditions in the fourth quarter. Based on this assessment, the Committee approved a discretionary 60% funding of the bonus pool. Accordingly and considering the individual performance by each of the named executive officers, the Committee approved the following bonus payments under the EPP. These payment amounts are also shown in column (g) of the Summary Compensation Table on page 19.

	Target as		Actual bonus	Actual bonus	Actual
	% of base	Target	as % of base	% of	Amount
Name	salary	($)	salary	Target	Earned ($)
Efraim Grinberg	75%	712,500	45%	60%	427,500
Richard Coté	75%	431,250	45%	60%	259,000
Eugene Karpovich	50%	150,000	30%	67%	100,000
Timothy Michno	30%	93,600	18%	60%	56,000

          Long-Term Equity Incentive Compensation
          Stock Incentive Plan
          Stock ownership is a key element of the Company’s compensation program for the named executive officers, senior management generally, as well as mid level managers throughout the Company. Under the Company’s 1996 Stock Incentive Plan, which was amended, restated and approved by the shareholders in 2004 (the “SIP”), the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.
          Most grants under the SIP were in the form of stock options until March 2003. At that time, the Committee decided to utilize primarily time-vesting stock awards for most grants (pursuant to which, unrestricted shares of Common Stock are issued to the grantee when the award vests) and to use stock options primarily for grants to certain newly hired and/or newly promoted employees and to the CEO and the COO. The Committee believes that for the CEO and the COO stock options are an effective means to closely tie individual performance directly to the Company’s stock price performance, because stock options will have no value unless the Company’s share price has increased from the date of grant (unlike stock awards, which will have some value upon vesting even if the price of the Company’s stock has declined since the date of grant). Option grants to the CEO and COO last year are reflected on the Summary Compensation table on page 19 and the Grants of Plan Based Awards table on page 21. Newly hired and promoted employees who receive options are granted them by the Committee either prospectively, effective on the specified date of their hire or the date of their promotion, or after their hiring or promotion on the next regularly scheduled meeting date of the Committee.
          Beginning in fiscal 2007, the Committee decided to limit the grant of annual, time-vesting stock awards exclusively to the Company’s middle management and, except to reward specific, especially notable performance or in connection with promotions, to no longer grant such awards to the Company’s senior executives. Instead, the named executive officers and other senior executives are typically granted annual performance-based awards under the long-term incentive plan (“LTIP”) component under the SIP. The Committee took this action because it believes that performance-based awards are a more effective means to focus executives’ efforts on the achievement of specific financial objectives. The LTIP is discussed below.
          The Committee makes annual grants under the SIP to the named executive officers and senior management within 30 days after the release of the Company’s fourth quarter and year-end earnings and generally grants annual time-vesting stock awards to the other SIP participants at its regularly scheduled meeting each March when it reviews prior year corporate performance and considers compensation levels for the new year.
          The number of stock options, stock awards and LTIP awards granted to SIP participants each year is designed to deliver relatively consistent value on a year-to-year basis. Therefore, the number of shares subject to awards is adjusted each year based primarily on changes in the Company’s stock price. In determining award levels, the Committee also looks to data relating to peer group companies obtained from FW Cook and general market data obtained by the Company’s Human Resources department. Award levels vary among participants and generally reflect the position held by the grantee, contributions made by the person in the prior fiscal year as well as expectations of future contributions. The Committee considers adjustments to award levels when appropriate based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to the Company, or other factors. In determining equity grant amounts for certain newly hired employees, the Committee may also take into account any equity compensation that the individual is forfeiting from his or her former position.
          Options, time-vesting stock grants and performanced-based awards are designed to retain executive officers and management level employees by generally vesting either entirely on the third anniversary of the grant date (in the case of stock grants), incrementally over three years from the grant date (in the case of options) or upon the achievement of a predetermined performance goal after a specified period of time (i.e., three years) in the case of LTIP awards. All of these equity awards are designed to encourage recipients to focus on enhancing shareholder value over the long term by directly aligning the grantee’s financial interests with the interests of the Company’s shareholders. All options granted under the SIP have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the grant date.
          Long-Term Incentive Plan
          Under the LTIP that was initially adopted in fiscal 2007, key employees of the Company (currently approximately 40 executives worldwide) have been granted “Performance Share Units” by the Committee for each of the three-year performance periods ending January 31, 2009 and January 31, 2010. Each Performance Share Unit represents the right to receive a share of Common Stock if the predetermined performance goal is satisfied in the applicable three-year period (“Award Period”). Under the LTIP, Performance Share Units vest based upon the Company’s achievement of a specified operating margin (calculated as operating profit ÷ net sales), adjusted to exclude the impact of acquisitions and divestitures, for the final fiscal year in the Award Period (the “Performance Goal”). The Committee established operating margin as the Performance Goal to support the Company’s strategic plan of increasing profitability.
          The objectives of the LTIP are to:
•	link compensation directly to the achievement of specific corporate goals, namely improvement of operating margin;

•	utilize best competitive practices in executive compensation to attract, retain and motivate key employees; and

•	enhance the connection between the Company’s operating performance, creation of shareholder value and long-term executive compensation.
          The actual number of shares of Common Stock earned by a participant is based on the Company’s actual performance at the end of the Award Period relative to the Performance Goal and can range from 0% to 150% of the target award. No participant receives any Performance Share Units unless at least 89.5% of the Performance Goal (threshold performance) is achieved. Depending on the extent to which the Performance Goal is achieved, up to 50% of the shares of Common Stock equal to the target award will be distributed within 75 days after the completion of the Award Period and the remainder of the earned shares will be distributed on the second anniversary of the completion of the Award Period. Participants must be employed at the completion of the Award Period to receive any shares. The amount deferred to the second anniversary is subject to forfeiture only in the event of the participant’s voluntary resignation or termination of the participant’s employment for cause. A pro-rata payout will be made for “retirement” (as defined in the LTIP), permanent disability (as determined by the Committee) or death occurring during the Award Period based on actual performance at the end of the Award Period. The Committee retains the right, in its discretion, to modify, cancel or suspend the LTIP and to make exceptions to any of the provisions of the LTIP on a case-by-case basis.
          For further discussion of dividend rights and vesting of the Performance Share Units in the event of a change in control, see the discussion following the Grants of Plan-Based Awards table below. LTIP grants to the named executive officers in fiscal 2008 are reflected in the Summary Compensation table on page 19 and the Grants of Plan-Based Awards table on page 21.
          Retirement and Other Post Employment Benefits
          401(k) Plan
          All employees in the United States including the named executive officers are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”). In addition, the named executive officers as well as certain other executives selected by the Committee are eligible to participate in the Deferred Compensation Plan for Executives.
          Deferred Compensation Plan
          The Company’s Deferred Compensation Plan for Executives (“DCP”) was originally adopted effective June 1, 1995, and was approved by the Company’s shareholders on June 14, 1996. It was amended at the annual shareholders meeting in 2004 to extend its term through June 17, 2014. The plan is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices to attract and retain the talent needed in the Company. Under the DCP, participants may defer up to 10%

of their base salary annually and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the salary deferral up to a maximum match equal to either 10% (for “group I” participants) or 5% (for “group II” participants) of the participant’s base salary. Of the named executive officers, Mr. E. Grinberg, Mr. G. Grinberg and Mr. Coté are group I participants and Messrs. Karpovich and Michno are group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to Common Stock vesting ratably in annual installments over five years. Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. Those funds and their returns for calendar year 2007 are shown on page 24 under the heading “NONQUALIFIED DEFERRED COMPENSATION”. Further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” on page 24.
          Severance Agreements
          The Company has severance agreements with Mr. Coté, Mr. Karpovich and Mr. Michno in order to prohibit them from working in the watch or jewelry business for six months after the termination of their employment for any reason and to prevent them from soliciting Company employees for 12 months thereafter. Under the agreement with Mr. Coté, he will continue to be paid his then current base salary for 24 months after the termination of his employment following a change in control unless termination was by the Company for cause (or as a result of his death or disability) or was voluntary by Mr. Coté without good reason. Under their agreements, Mr. Karpovich and Mr. Michno will each continue to be paid their then current base salary plus costs for COBRA coverage for up to 12 months if the Company terminates their employment without cause. For a detailed description of the agreements between the Company and each of Mr. Coté, Mr. Karpovich and Mr. Michno, please refer to the discussion under the heading “Severance Agreements” on page 25.
          Perquisites and Other Personal Benefits
          As part of providing a competitive executive compensation program, the Company provides the CEO, COO and Chairman of the Board with certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to these named executive officers.
          The Company reimburses the CEO and COO for certain automobile-related expenses incurred by them in connection with their commuting to the Company’s offices.
          The Company has purchased life insurance policies insuring both the CEO and the Chairman of the Board and pays the premiums for that insurance. Under this arrangement, the named insureds are entitled to the cash surrender value in respect of these life insurance policies and their respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.
          Under a Death and Disability Benefit Plan agreement with Mr. G. Grinberg, dated September 23, 1994, in the event of Mr. G. Grinberg’s death or disability while employed by the Company, the Company will pay to his spouse, if she is then living, an annual benefit equal, as of fiscal 2008, to $388,083 (increased October 1 each year by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. G. Grinberg’s spouse, and are payable only from the general assets of the Company. Neither Mr. G. Grinberg nor his spouse may assign the agreement or any of the benefits payable thereunder and none of the benefits are payable to the estates or any of the heirs of Mr. G. Grinberg or his spouse. The agreement provides that it automatically terminates in the event of the termination of Mr. G. Grinberg’s employment with the Company for any reason other than his death or disability. For purposes of the agreement, “disability” means the inability of Mr. G. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.
          Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2008, are included in column (i) of the Summary Compensation Table on page 19.

Tax and Accounting Implications
          Deductibility of Executive Compensation
          As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to the chief executive officer and the three other highest paid executives (other than our chief financial officer) unless the compensation meets certain requirements relating to performance-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that may not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
          Accounting for Stock-Based Compensation
          Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2008.

THE COMPENSATION COMMITTEE
Alan H. Howard, Chairman	Donald Oresman
Margaret Hayes Adame	Leonard L. Silverstein
SUMMARY COMPENSATION TABLE FOR FISCAL 2008
          The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2008 by the Company to the CEO, the Chief Financial Officer (the “CFO”) and the three other most highly compensated executive officers of the Company (the “named executive officers”).

							(h)
							Change in
						(g)	Pension Value
						Non-Equity	and Nonquali-
				(e)	(f)	Incentive	fied Deferred	(i)
(a)		(c)	(d)	Stock	Option	Plan	Compensation	All Other		(j)
Name and	(b)	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)	($)(2)	($) (2)	($)(3)	($)	($)		($)
Efraim Grinberg,	2008	949,734	—	265,186	508,867	425,500	—	157,280	(4)	2,306,567
President and Chief	2007	941,346	—	97,013	342,989	675,000	—	148,588		2,204,936
Executive Officer

Eugene J. Karpovich	2008	295,673	—	82,529	23,895	100,000	—	24,712	(5)	526,809
Senior Vice President,	2007	270,674	—	65,854	19,530	131,000	—	22,500		509,558
Chief Financial Officer

Gedalio Grinberg ,	2008	650,000	—	—	—	—	—	585,996	(6)	1,235,996
Chairman of the Board	2007	650,000	—	—	—	—	—	492,625		1,142,625

Richard Coté,	2008	574,999	—	281,777	278,277	259,000	—	74,104	(7)	1,468,157
Executive	2007	566,346	—	231,893	178,750	410,000	—	70,501		1,457,490
Vice President, Chief Operating Officer

Timothy F. Michno	2008	309,462	—	35,798	31,860	56,000	—	24,862	(8)	457,982
Secretary and General	2007	295,672	—	23,435	26,040	90,000	—	23,150		458,297
Counsel

(1)	Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) plan. Amounts deferred to the DCP are also shown in the Nonqualified Deferred Compensation table.

(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended January 31, 2008 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments,” (“FAS 123(R)”), but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. These compensation costs reflect equity awards granted in and prior to fiscal year 2008. See Notes 1 and 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 regarding the assumptions underlying the valuation of equity awards.

(3)	Annual incentive payments for the named executive officers under the EPP based on the Company’s performance in fiscal 2008. See “Fiscal 2008 Executive Compensation Components - Performance-Based Annual Cash Compensation” on page 14.

(4)	Includes a taxable car allowance and automobile insurance reimbursement of $27,574 and reimbursement of automobile fuel expenses. Includes $31,306 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company’s 401(k) Plan and a matching cash contribution of $76,000 and a non-cash contribution of 640.12 phantom stock units valued at $19,000 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2008 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation table, below.

(5)	Includes a taxable car allowance of $6,600. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Karpovich under the Company’s 401(k) Plan and a matching cash contribution of $11,770 and a non-cash contribution of 98.91 phantom stock units valued at $2,942 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2008 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation table, below.

(6)	Includes $9,338 in payments made by the Company for the garaging of an automobile and charges for a driver, all of which was taxable to Mr. G. Grinberg in calendar year 2007. Also includes $186,258 in premiums paid in respect of certain life insurance policies and one travel accident policy purchased for Mr. G. Grinberg by the Company. Under his arrangement with the Company, Mr. G. Grinberg is entitled to the cash surrender value under these policies and his beneficiary is entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Also includes a $3,400 matching contribution made by the Company for the account of Mr. G. Grinberg under the Company’s 401(k) Plan and a matching cash contribution of $52,000 and a non-cash contribution of 437.98 phantom stock units valued at $13,000 (based on the closing prices of the Company’s Common Stock on the grant dates) made by the Company for fiscal 2008 to Mr. G. Grinberg’s account pursuant to the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation table, below. Also includes $322,000 accrued by the Company in respect of a Death and Disability Benefit Plan agreement with Mr. G. Grinberg. See “Certain Relationships and Related Transactions” below.

(7)	Includes a taxable car allowance and automobile insurance reimbursement of $13,204 and reimbursement of automobile fuel expenses. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Coté under the Company’s 401(k) Plan and a matching cash contribution of $46,000 and a non-cash contribution of 384.43 phantom stock units valued at $11,500 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2008 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation table, below.

(8)	Includes a taxable car allowance of $6,000. Also includes a $3,400 matching contribution made by the Company for the account of Mr. Michno under the Company’s 401(k) Plan and a matching cash contribution of $12,370 and a non-cash contribution of 103.34 phantom stock units valued at $3,092 (based on the closing prices of the Company’s Common Stock on the grant dates) for fiscal 2008 to his account under the DCP. These matching contributions under the DCP are included in the Nonqualified Deferred Compensation table, below.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

										Grant
								All Other		Date
								Option	Exercise	Fair
								Awards:	or Base	Value of
								Number of	Price	Stock
		Estimated Possible Payouts						Securities	of	and
		Under Non-Equity			Estimate Future Payouts Under			Underlying	Option	Option
		Incentive Plan Awards			Equity Incentive Plan Awards			Options	Awards	Awards
	Grant	(c)	(d)	(e)	(f)	(g)	(h)	(#)	($/sh)	($)
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	(3)		(4)
(a)	(b)	($) (1)	($) (1)	($)(1)	(#) (2)	(#) (2)	(#) (2)	(j)	(k)	(l)
Efraim	04/30/07	—	712,500	1,068,750	9,375	18,750	28,125	40,000	32.92	617,250
Grinberg	04/30/07									518,400

Eugene		—	150,000	225,000						123,450
Karpovich	04/30/07				1,875	3,750	5,625

Gedalio	—	—	—	—	—	—	—	—	—	—
Grinberg (5)

Richard Coté	04/30/07	—	431,250	646,875	6,875	13,750	20,625	24,000	32.92	452,650
	04/30/07									311,040

Timothy		—	93,600	140,400
Michno	04/30/07				1,250	2,500	3,750			82,300

(1)	Includes annual cash incentive opportunities for the named executive officers in fiscal 2008 under the Company’s EPP. See “Fiscal 2008 Executive Compensation Components - Performance Based Annual Cash Compensation” on page 14. There is no threshold performance level under the EPP.

(2)	Reflects Performance Share Units, each of which represents the right to receive a share of Common Stock if the predetermined performance goal under the Company’s LTIP is met in fiscal 2010. The LTIP is discussed on page 16 under “Fiscal 2008 Executive Compensation Components — Long-Term Equity Incentive Compensation”. See also the discussion following this table for more information regarding the Performance Share Units.

(3)	The options granted to Mr. E. Grinberg and to Mr. Coté in fiscal 2008 vest in equal increments over three years beginning on the first anniversary of the grant date, subject to continued employment, and expire on the tenth anniversary of the grant date.

(4)	The amounts in column (l) represent the grant date fair value of each stock option award ($12.96/share) and the grant date fair value of the Performance Share Unit awards ($32.92/share) based on target level performance under the LTIP, computed in accordance with SFAS 123(R).

(5)	Mr. G. Grinberg was not a participant in any of the Company’s incentive plans in fiscal 2008.
          Each Performance Share Unit, reflected in columns (f), (g) and (h) in the Grants of Plan-Based Awards table above, is credited with dividend equivalents equal to the dividends paid on one share of Common Stock during the three-year Award Period and the subsequent two-year mandatory deferral period. Dividend equivalents are in the form of phantom stock units, with each unit representing one share of Common Stock. The number of shares of Common Stock underlying the phantom stock units will be distributed at the same time as the distribution of earned shares in respect of the Performance Share Units.
          Upon the occurrence of a “Change in Control” (as defined in the SIP), all or a portion of the Performance Share Units awarded will be converted on a one-for-one basis to time-vesting phantom stock units without pro-ration based on the chart below, which will vest at the end of the Award Period. Upon vesting, one share of Common Stock will be distributed for each phantom stock unit not previously forfeited. The number of Performance Share Units that are converted into time-vesting phantom stock units depends on the time during an Award Period when the Change in Control occurs as follows:

Time of the Change in Control	Shares Converted Based on:
Months 1 through 12	Threshold performance (89.5%)

Months 13 through 24	Target performance (100%)

Months 25 through 36	Actual performance to date
If a participant’s employment is terminated without cause within 24 months after the Change in Control, any unvested phantom stock units will become immediately vested and payable.
OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

						Stock Awards
									(j)
									Equity
									Incentive
Option Awards								(i)	Plan
			(d)					Equity	Awards:
			Equity					Incentive	Market or
			Incentive					Plan	Payout
			Plan				(h)	Awards:	Value of
		(c)	Awards:			(g)	Market	Number of	Unearned
	(b)	Number of	Number of			Number of	Value of	Unearned	Shares,
	Number of	Securities	Securities			Shares or	Shares or	Shares, Units	Units or
	Securities	Underlying	Underlying	(e)		Units of	Units of	or Other	Other
	Underlying	Unexercised	Unexercised	Option	(f)	Stock that	Stock	Rights That	Rights
	Unexercised	Options (#)	Unearned	Exercise	Option	Have Not	That	Have Not	That Have
(a)	Options (#)	Unexercisable	Options	Price	Expiration	Vested	Have Not	Vested	Not Vested
Name	Exercisable	(1)	(#)	($)	Date	(2) (#)	Vested ($)	(3) (#)	(3) ($)
Efraim	100,000		—	12.00	3/30/09	—	—	39,375	953,663
Grinberg	303,898			15.02	3/16/11
	94,962			15.57	3/16/11
	177,542			18.48	3/16/11
	66,667	33,333		18.34	3/22/15
	16,667	33,333		18.41	5/31/16
	0	40,000		32.92	4/30/17

Eugene	15,000		—	12.50	3/11/12	3,500	84,770	7,875	190,733
Karpovich	1,312			11.92	3/16/11
	1,974			14.36	3/16/11
	3,233			18.48	3/16/11
	706			18.48	3/11/12
	5,000	10,000		14.05	8/27/14

Richard	400,000		—	10.50	1/06/10	10,000	242,200	29,375	711,463
Coté	60,000			4.25	5/17/10
	173,882			15.57	3/16/11
	105,050			18.47	3/16/11
	33,334	16,666		18.34	3/22/15
	10,000	20,000		18.41	5/31/16
	0	24,000		32.92	4/30/17

Gedalio	—	—	—	—	—	—	—	—	—
Grinberg

Timothy	0	13,333	—	14.05	8/27/14	1,200	29,064	3,250	78,715
Michno

(1)	The following table lists the vesting dates (assuming continued employment on such dates) and the number of the underlying shares vesting on such dates for all unexercisable stock options based on their corresponding exercise price:

	Exercise
	Price	Vesting	Shares
Name	($/share)	Date	(#)
Efraim Grinberg	18.34	3/22/08	33,333
	18.41	5/31/08	16,667
	18.41	5/31/09	16,666
	32.92	4/30/08	13,333
	32.92	4/30/09	13,333
	32.92	4/30/10	13,334

Eugene Karpovich	14.05	8/27/08	5,000
	14.05	8/27/09	5,000

Richard Coté	18.34	3/22/08	16,666
	18.41	5/31/08	10,000
	18.41	5/31/09	10,000
	32.92	4/30/08	8,000
	32.92	4/30/09	8,000
	32.92	4/30/10	8,000

Timothy Michno	14.05	8/27/08	6,667
	14.05	8/27/09	6,666

(2)	Represents unvested stock awards granted under the Company’s SIP which is discussed on page 16 under “Fiscal 2008 Executive Compensation Components — Long-Term Equity Incentive Compensation”. The awards vested on April 8, 2008.

(3)	The number reported in column (i) and the value reported in column (j) reflect Performance Share Units, each of which represents the right to receive a share of Common Stock if the applicable predetermined performance goal under the Company’s LTIP is met in fiscal 2009 (with respect to 30,000, 6,000, 22,500 and 2,000 units) and in fiscal 2010 (with respect to 9,375, 1,875, 6,875 and 1,250 units), in each case held by Messrs. E. Grinberg, Karpovich, Coté and Michno, respectively. The number of Performance Share Units scheduled to vest in fiscal 2009 is based on target performance (because the Company achieved threshold performance in fiscal 2008) and the number of Performance Share Units scheduled to vest in fiscal 2010 is based on threshold performance. The LTIP is discussed on page 16 under “Fiscal 2008 Executive Compensation Components — Long-Term Equity Incentive Compensation”.
OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2008

	Option Awards		Stock Awards
	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
(a)	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($) (2)
Efraim Grinberg	100,000	1,935,500	—	—
Eugene Karpovich	14,000	346,803	4,000	120,640
Gedalio Grinberg	—	—	—	—
Richard Coté	—	—	20,000	603,200
Timothy Michno	6,667	106,672	1,580	47,653

(1)	For Mr. E. Grinberg, who took delivery of the underlying shares represented by the option, net of shares that were withheld to pay for taxes, this amount represents the difference between the market price of the Common Stock on the date of option exercise and the exercise price of the option. For Mr. Karpovich and Mr. Michno, both of whom sold the shares immediately upon acquiring them, the amounts represent the difference between the sale price of the shares and the exercise price of the options.

(2)	Values represent the mathematical product resulting from multiplying the number of shares vesting by the market price of the shares ($30.16) on the vesting date.
NONQUALIFIED DEFERRED COMPENSATION
          Under the Company’s DCP, participants may defer up to 10% of their base salary annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the salary deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in group I or group II). Of the named executive officers, Mr. E. Grinberg, Mr. G. Grinberg and Mr. Coté are in group I and Mr. Karpovich and Mr. Michno are in group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, vesting ratably in annual installments over five years, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. The table below shows the funds available under the DCP and their annual rate of return for calendar 2007 as reported by the plan administrator.

Rate of Return
Name of Fund	(%)
American Funds EuroPacific Growth-R4	18.87
American Funds Growth Fund of America- R4	10.88
Columbia Mid Cap Value-Z	7.65
Davis New York Venture-A	4.97
First Eagle Overseas-A	8.39
JPMorgan Equity Index-Select	5.28
JPMorgan Intrepid Value-Select	0.11
JPMorgan US Real Estate-Select	-17.45
Lazard Emerging Market-Open	32.71
Oppenheimer Main Street Small Cap-A	-1.55
RiverSource Mid Cap Value-R4	-3.34
T Rowe Price Growth Stock-Adv	10.12
American Beacon Balanced- Plan Ahead	1.78
JPMorgan SmartRetirement 2010-Select	5.07
JPMorgan SmartRetirement-2015-Select	5.32
JPMorgan SmartReturement2020-Select	5.38
JPMorgan SmartRetirement 2030-Select	6.30
JPMorgan SmartRetirement 2040-Select	6.37
JPMorgan SmartRetirement Income-Select	4.96
JPMorgan Prime Money Market-Morgan	4.90
JPMorgan High Yield Bond-A	1.92
PIMCO Total Return-Admin	8.84
          A participant’s salary deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant whose employment terminates for other reasons forfeits unvested amounts. If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions (but not discretionary Company contributions) become fully vested on the date of such change in control.
          Distributions from the DCP commence in the January following termination of the participant’s employment, unless such termination was less than six months before January 1, in which case distributions commence the next following January 1. Vested benefits, including shares of Company Common Stock, are paid in

10 annual installments unless (i) the Company determines to pay the benefits in a lump sum or (ii) a participant who is a former employee provides services to a competitor within two years following termination of employment, in which case all remaining benefits will be paid to the participant in a lump sum. Common Stock is distributed by the Company issuing to each participant, or to his or her beneficiary, shares of Common Stock equal to the whole number of vested share units then credited in such participant’s account. Any credited dividend amounts and any fractional shares are paid in cash.
          The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2008.
NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2008

(a)	(b)	(c)	(d)	(e)	(f)
	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY ($)(1)	in Last FY ($) (1)	Last FY ($)	Distributions ($)	Last FY ($) (2)
Efraim Grinberg	95,000	95,000	43,827	0	2,855,666
Eugene Karpovich	17,654	14,712	11,487	0	264,986
Gedalio Grinberg	65,000	65,000	(47,158)	0	3,286,805
Richard Coté	422,500	57,500	36,360	0	3,100,066
Timothy Michno	15,462	15,462	5,537	1,486	376,429

(1)	The amounts reported in columns (b) and (c) are also reported as compensation to the named executive officer in column (i) of the Summary Compensation table on page 19. The Company’s matching contribution to each named executive officer consisted of cash and phantom stock units, each representing the right to one share of Common Stock, in the amounts and values as follows. Share values are based on the closing prices of the Common Stock on the grant dates.

	Cash	Non-Cash	Value of
	Contribution	Contribution	Share Units
Name	($)	(# share units)	($)
Efraim Grinberg	76,000	640.12	19,000
Eugene Karpovich	11,770	98.91	2,942
Gedalio Grinberg	52,000	437.98	13,000
Richard Coté	46,000	384.33	11,500
Timothy Michno	12,370	103.34	3,092

(2)	The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensaiton Tables in our prior proxy statements.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
          None of the named executive officers have employment agreements. The Company has entered into severance agreements with Mr. Coté, Mr. Karpovich and Mr. Michno which are described below. In addition, the DCP and the SIP provide for accelerated vesting, respectively, of Company matching contributions and of equity compensation (stock options and stock awards) in the event of a change in control. The SIP also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.
          Severance Agreements
          Mr. Coté’s agreement provides for the continuation of his then applicable annual base salary, paid bi-weekly for 24 months following the termination of his employment within two years after a change in control. (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company’s then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death or disability, or is by the Company for cause or is by Mr. Coté other than because of an “adverse change” in the conditions of his employment. Mr. Coté’s agreement defines such an adverse change as any of the following by the Company:
•	altering his duties or responsibilities so that his position becomes one of substantially less importance, dignity or scope;

•	reducing his base salary;

•	discontinuing his participation in any compensation or benefit plan in which (and on at least as favorable a basis as) he was participating before the change in control or barring him from participating in any other plan that may be adopted in which other key employees are entitled to participate;

•	requiring that he be based more than 50 miles from the principal office location where he worked before the change in control.
“Cause” is defined as gross negligence or willful misconduct that has resulted in or is likely to result in material economic damage to the Company. The agreement also obligates Mr. Coté to keep confidential and to not use any confidential information pertaining to the Company obtained by him in the course of his employment.
          If there had been a change in control of the Company on January 31, 2008 and Mr. Coté’s employment had been terminated immediately thereafter by the Company without cause then he would have been entitled to the continuation of his then current annual base salary of $575,000 paid in bi-weekly installments through January 31, 2010.
          Mr. Karpovich and Mr. Michno each have a severance agreement with the Company providing that, although each is employed at will, he will be entitled to receive severance payments in the form of salary continuation upon termination of his employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The employee will also be entitled to post-termination medical benefit coverage continuation under COBRA for the 12 month severance period or, if shorter, until becoming eligible for Medicare or accepting employment with another employer which provides medical benefits. The agreements also contain a non-competition clause which proscribes employment in the watch or jewelry industry for six months after termination of employment with the Company, a twelve month non-solicitation clause and a confidentiality provision. If the Company had terminated the employment of Mr. Karpovich and Mr. Michno without cause on January 31, 2008, then they would have been entitled to receive, respectively, $300,000 and $312,000 in severance paid in bi-weekly installments through January 31, 2009. Each of them also would have been entitled to maximum COBRA benefits, valued at $10,267 for Mr. Karpovich and $21,218 for Mr. Michno, representing total maximum COBRA payments the Company would be obligated to make for each of them through January 31, 2009.
          Change in Control
          In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the SIP immediately vest. Both plans have similar definitions for what is considered a “change in control” including:
•	(under both plans) dissolution or liquidation of the Company;

•	(under both plans) sale of substantially all of the Company’s assets;

•	a change in the composition of the Board of Directors such that: (under the SIP) individuals who were on the Board of Directors on April 8, 2004 (or their successors who were approved by at least two-thirds of the directors then on the Board) cease to constitute a majority; or (under the DCP) individuals who were on the Board on July 1, 2002 (or their successors who were approved by at least two-thirds of the directors then on the Board) cease to constitute at least two-thirds of the members of the Board;

•	a merger, consolidation or reorganization unless:
ú	shareholders in the Company immediately before any such transaction control at least 50% (under the SIP) or 70% (under the DCP) of the total voting power in the resulting corporation immediately after any such transaction; and

ú	no person (meaning an individual, entity or group acting in concert) acquires at least 20% (under the SIP) or 30% (under the DCP) of the voting power in the resulting corporation (unless, under the DCP, such person had 20% or more of the voting power before the transaction); and

ú	a majority (under the SIP) or at least two-thirds (under the DCP) of the members of the Board after the transaction were members of the Board immediately before the transaction; and
•	the acquisition by any person (with certain exceptions) of 20% or more of the combined voting power of the Company’s outstanding voting securities (or, under the DCP, the commencement of a tender offer for such securities).
          Under the Company’s LTIP, which was adopted by the Compensation Committee under the SIP and is discussed on page 16 under “Fiscal 2008 Executive Compensation Components — Long-Term Equity Incentive Compensation” and on page 21 following the Grants of Plan-Based Awards table, Performance-based Share Units do not become immediately vested upon a change in control but, instead, convert one for one into time-vesting phantom stock units (without pro-ration) which vest at the end of the applicable Award Period. Upon vesting, one share of Common Stock is distributed for each phantom stock unit not previously forfeited.
          The following table shows the value of accelerated vesting of stock options and stock awards under the SIP and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2008.

Vesting Upon Change in Control
With or Without Termination of Employment
	Early Vesting of	Early Vesting
	Deferred	of	Early Vesting
	Compensation	Stock Options	of Stock
Name	Plan ($)	($)(1)	Awards ($) (2)
Efraim Grinberg	196,029	389,663	—
Eugene Karpovich	28,830	101,700	84,770
Gedalio Grinberg	—	—	—
Richard Coté	114,298	214,196	242,200
Timothy Michno	26,570	135,597	29,064

(1)	The value of early vesting of stock options was determined as the amount by which $24.22/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2008) exceeded the exercise price of such options.

(2)	The value of early vesting of stock awards was determined based on a value of $24.22/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2008).
          Death or Disability; Retirement
          If any of the named executive officers had died, become permanently disabled or retired on January 31, 2008, their unvested stock options and stock awards would have immediately vested on that date. Under the SIP, retirement triggers immediate vesting when an employee reaches the age of 65 or upon reaching the age of 55, provided, in that case, the employee has been employed continuously by the Company for at least 10 years and the Compensation Committee approves. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the SIP, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting are shown in the table above under the columns “Early Vesting of Stock Options” and “Early Vesting of Stock Awards”.
          Under the LTIP, in the event of a participant’s death, permanent disability or retirement during any Award Period, his or her award is only determined at the end of that Award Period based on actual performance and will be prorated based on the time employed during the Award Period. After the prorated award is determined, it will be paid out within 75 days after the end of the Award Period. The definition of retirement under the LTIP is the same as the definition under the SIP.
DIRECTOR COMPENSATION
          No executive officer of the Company receives any additional compensation for serving on the Board of Directors. In fiscal 2008, we paid each director who was not an employee of the Company an annual retainer of $30,000. In addition, in fiscal 2008, we paid the Chair of the Audit Committee an annual fee of $10,000, and each of the Chairs of the Compensation and the Nominating/Corporate Governance Committees an annual fee of $5,000 for service in these capacities. Each committee member was also paid $1,500 for each committee meeting attended, and we reimbursed reasonable out-of-pocket expenses incurred by directors in connection with attending meetings and performing other Board-related services for the Company in accordance with the same policies applicable to our employees generally.
          Also in fiscal 2008, we granted each non-employee director a stock option to purchase 1,500 shares of Common Stock and a time-vesting stock award for 750 shares of Common Stock under the Company’s 1996 SIP. The stock option and the stock award each vested on April 30, 2008, which was the one year anniversary of the grant date . The exercise price of each option is the fair market value of our Common Stock on the date of grant. The option expires ten years from the grant date.
          The following chart shows the cash amounts and the value of other compensation paid to each non-employee director for their service in fiscal 2008:

	Fees Earned or	Stock	Option
	Paid in Cash	Awards(1)	Awards(2)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)
Margaret Hayes Adame	39,000	29,420	28,082	96,502
Alan H. Howard	50,000	29,420	28,082	107,502
Richard Isserman	36,000	29,420	28,082	93,502
Nathan Leventhal	36,500	29,420	28,082	94,002
Donald Oresman	55,000	29,420	28,082	112,502
Leonard L. Silverstein	40,500	29,420	28,082	98,002

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended January 31, 2008 in accordance with the provisions of FAS 123(R). Each non-employee director was granted one stock award in fiscal 2008 for 750 shares of the Company’s Common Stock, the grant date fair value of which, computed in accordance with FAS 123(R), disregarding the effect of forfeitures, is $24,690. At January 31, 2008 each non-employee director held no other stock awards except this one, unvested stock award.

(2)	Amounts shown do not reflect compensation actually received by the director. Instead, the dollar value of these awards is the compensation cost recognized for financial statement reporting purposes for the fiscal year ended January 31, 2008 in accordance with the provisions of FAS 123(R) for grants made in fiscal years 2006-2008. A discussion of the relevant assumptions made in the valuations may be found in Notes 1 and 12 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

Each non-employee director was awarded one stock option in fiscal 2008 to purchase 1,500 shares of the Company’s Common Stock, the grant date fair value of which, calculated in accordance with FAS 123(R), disregarding the effect of forfeitures, is $19,440. At January 31, 2008, the non-employee directors held unexercised options to purchase Company Common Stock, whether or not vested, in the following amounts: Ms. Hayes Adame and Messrs. Howard, Oresman and Silverstein: 16,500 shares each; and Messrs. Isserman and Leventhal: 4,500 shares each.
          At its meeting on March 25, 2008, upon the advice of FW Cook, a nationally recognized executive compensation consulting firm, the Compensation Committee of the Board of Directors unanimously approved a recommendation to modify the compensation paid to the independent directors. The modifications, which were unanimously adopted and approved by the Board on March 25, 2008, eliminate the $1,500 fee paid per meeting attended, increase the annual fee paid to the chair of the Compensation Committee from $5,000 to $6,500 and establish the total annual retainer at a value of $100,000 comprised of a $50,000 cash component and a $50,000 equity component in the form of a stock award, vesting in one year. The changes will take effect on May 1, 2008.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          The Company has a Death and Disability Benefit Plan Agreement with Mr. G. Grinberg, dated September 23, 1994. Under that agreement, in the event of Mr. G. Grinberg’s death or disability while employed by the Company, the Company will pay to his spouse, if she is then living, an annual benefit equal, as of fiscal 2008, to $388,083 (increased October 1 each year by an amount equal to two percent of the benefit that would have been payable in the prior year). Benefits are payable for the lesser of 10 years or the life of Mr. G. Grinberg’s spouse, and are payable only from the general assets of the Company. Neither Mr. G. Grinberg nor his spouse may assign the agreement or any of the benefits payable thereunder and none of the benefits are payable to the estates or any of the heirs of Mr. G. Grinberg or his spouse. The agreement also provides that it automatically terminates in the event of the termination of Mr. G. Grinberg’s employment with the Company for any reason other than his death or disability and further provides that it is not to be considered a contract of employment. For purposes of the agreement, “disability” means the inability of Mr. G. Grinberg to perform the duties pertaining to his job because of accident, sickness or other illness as determined by a majority of disinterested directors.
          In fiscal 1996, the Company entered into an agreement with a trust which, at that time, owned an insurance policy issued on the lives of Mr. G. Grinberg and his spouse. The insurance policy provides for a death benefit of $27 million. The trustees of the trust are the three children of Mr. G. Grinberg and his spouse, namely, Efraim Grinberg, Alexander Grinberg and Miriam Phalen. Under the agreement, the trust assigned the insurance policy to the Company as collateral to secure repayment by the trust of interest-free loans made by the Company to the trust in amounts equal to the premiums on the insurance policy (approximately $740,000 per annum). The agreement required the trust to repay the loans from the death benefit proceeds of the policy. At January 31, 2003, the Company had loaned the trust $5,186,860 under this agreement. On April 4, 2003, the agreement was amended and restated to transfer the policy (which at that time had a cash surrender value of $4,595,591) from the trust to the Company in partial repayment of the then outstanding loan balance which, as of that date, was reduced to $591,269. If the policy is terminated prior to the death of the insureds, the trust must repay the Company the amount of the accumulated premiums which the Company would also recover from the death benefit in the event it is paid.
          Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock and the brother of Efraim Grinberg, is the President of the Company’s Concord brand in the United States and earned $314,509 in salary and annual cash incentive compensation in fiscal 2008. In addition, as a participant in the Company’s LTIP, Mr. Alex Grinberg received an award of 1,250 Performance Share Units last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
          Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company’s Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Company Stores and earned $443,477 in salary and annual bonus in fiscal 2008. In addition, as a participant in the Company’s LTIP, Mr. Phalen received an award of 3,750 Performance Share Units last year, subject to the same terms and conditions applicable to similar awards made to the other participants in that plan.
          The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the Nominating/Corporate Governance Committee. Other transactions are referred to the Company’s General

Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, could reasonably appear to present a conflict of interest.
          See “THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Compensation Committee Interlocks and Insider Participation” for information regarding certain business relationships between the Company and Mr. Silverstein’s law firm.
EQUITY COMPENSATION PLAN INFORMATION
          The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2008.

					Number of securities
					Remaining Available For
					Future Issuance Under
	Number of Securities to be		Weighted-Average		Equity Compensation
	Issued Upon Exercise Of		Exercise Price of		Plans (Excluding
	Outstanding Options, Warrants		Outstanding Options,		securities Reflected in
	and Rights		Warrants and Rights		Column (a))
Plan category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	3,238,498	(2)	$14.63	(3)	1,747,483	(4)

Equity compensation plans not approved by security holders (5)	68,943		Not applicable		0	(5)

Total	3,307,441		$14.63		1,747,483

(1)	Includes the SIP and the DCP.

(2)	Includes 3,150,185 shares of Common Stock issuable upon the exercise of options and the vesting of stock awards outstanding under the SIP and 88,313 phantom stock units issuable as 88,313 shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the SIP.

(4)	Number of shares available for issuance under the SIP as options and as other share based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

(5)	Includes the Stock Bonus Plan described in Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008. The Company has determined not to make any further grants under this plan.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
          Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing and shall not otherwise be deemed filed under such acts.
          The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, the evaluation by PricewaterhouseCoopers LLP of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2008. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed under standards of the Public Accounting Oversight Board (United States).
          The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion with Audit

Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with that firm.
          Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 for filing with the SEC.
          The Committee and the Board also have recommended, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2009.
Members of the Audit Committee:
Richard Isserman (chairman)
Alan H. Howard
Donald Oresman
FISCAL 2008 AND 2007 AUDIT FIRM FEE SUMMARY
          The following table presents the aggregate fees billed for professional services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2007 and 2008.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2007	1,345,371	111,435	28,818	4,674	1,490,298
2008	1,384,677	17,000	19,450	1,605	1,422,732
          Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC.
          Audit related fees include fees for assurance and related services that are traditionally performed by the Company’s auditors. The services include audits of employee benefit plans and consultation in connection with financial and accounting standards.
          Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. The services include tax compliance, tax advice and tax planning services.
          All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.
          The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
          The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent accountants for the year ending January 31, 2009, subject to ratification of such appointment by the Company’s shareholders. PricewaterhouseCoopers LLP has served as the Company’s independent accountants since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board recommends that the shareholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. As a practical matter, the Company assists its directors, officers and certain 10% Stockholders by completing and filing Section 16 reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that one Form 4 (“Statement of Changes in Beneficial Ownership”) which should have been filed by each of Richard Coté, Alexander Grinberg, Eugene Karpovich, Timothy Michno and Miriam Phalen on or before April 10, 2007 reporting shares automatically withheld by the Company to satisfy a tax withholding obligation upon the vesting on April 8, 2007 of a stock award granted three years earlier to each of them (except, in the case of Ms. Phalen, granted to her spouse) was inadvertently filed late on September 12, 2007 by Mr. Michno and on January 3, 2008 by Messrs. Coté, Grinberg and Karpovich and Ms. Phalen.
OTHER MATTERS
          The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.
          Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2008, as filed with the SEC. Requests should be directed to Suzanne Rosenberg, Vice President Corporate Communications, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.
May 5, 2008

MOVADO GROUP,
INC. 650 FROM ROAD
PARAMUS, NJ 07652
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to help us reduce our costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Movado Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MVADO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOVADO GROUP, INC.				For	Withhold		For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.				All	All		Except
Vote on Directors
1.	ELECTION OF DIRECTORS			☐	☐		☐
Nominees:
	01) Richard Coté 02) Efraim Grinberg 03) Gedalio Grinberg 04) Margaret Hayes-Adame 05) Alan H. Howard	06) Richard lsserman 07) Nathan Leventhal 08) Donald Oresman 09) Leonard L. Silverstein

Vote on Proposals									For		Against	Abstain

2.	Proposal to ratify and approve the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending January 31, 2009.									☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐ Yes	☐ No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign.When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

MOVADO GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 19, 2008
The shareholder(s) hereby appoint(s) Tasha Cooper Coleman and Timothy F. Michno, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Movado Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on June 19, 2008, at the Company's Offices at 25 West 39th Street, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof.
        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE